Exhibit 8.1

SUBSIDIARIES OF KNOT OFFSHORE PARTNERS LP

Subsidiary	Jurisdiction of Formation
KNOT Offshore Partners UK LLC	Marshall Islands

KNOT Shuttle Tankers AS	Norway

KNOT Shuttle Tankers 12 AS	Norway

KNOT Shuttle Tankers 17 AS	Norway

KNOT Shuttle Tankers 18 AS	Norway

KNOT Shuttle Tankers 20 AS	Norway

KNOT Shuttle Tankers 21 AS	Norway

KNOT Shuttle Tankers 24 AS	Norway

Knutsen NYK Shuttle Tankers 16 AS	Norway

Knutsen Shuttle Tankers 13 AS	Norway

Knutsen Shuttle Tankers 14 AS	Norway

Knutsen Shuttle Tankers 15 AS	Norway

Knutsen Shuttle Tankers 19 AS	Norway

Knutsen Shuttle Tankers XII AS	Norway

Knutsen Shuttle Tankers XII KS	Norway